EXHIBIT 10.63

2013 MANAGEMENT INCENTIVE PLAN

(EXECUTIVE)

I.                PURPOSE

The US Ecology, Inc. 2013 Management Incentive Plan (Executive) (“Plan”) provides a variable component of compensation for US Ecology, Inc. (“Company”) executives for achievement of objectives set by the Company’s Board of Directors (“Board”) during calendar year 2013 (“Plan Year”).  The Plan is designed to align the interests of executives with those of stockholders and attract, motivate and retain management critical to the long-term success of the Company.

II.           ADMINISTRATION

The administrator of the Plan shall be the Board’s Compensation Committee (“Administrator”).  The Administrator, or its designee, shall have full power, discretion and authority to, among other things, interpret the Plan, verify all amounts paid under the Plan, and establish rules and procedures for its administration, as deemed necessary and appropriate.  The Administrator may rely on opinions, reports or statements of the Company’s officers, public accountants and other professionals.  The calculation of any amounts to be paid under the Plan shall be performed by the Company’s Chief Financial Officer and submitted by the Company’s President to the Administrator for approval.  Any interpretation of the Plan or act of the Administrator, or its designee, in administering the Plan, shall be final and binding.

No member of the Board shall be liable for any action, interpretation or construction made in good faith with respect to the Plan.  The Company shall indemnify, to the fullest extent permitted by law, each member of its Board who may become liable in any civil action or proceeding with respect to decisions made relating to the Plan.

III.      ELIGIBILITY

Eligibility to participate in the Plan is limited to designated executives of the Company (each a “Participant”) as approved by the Administrator or the Board and shall be evidenced by a letter from the President (“Participant Letter”).

To be eligible to receive an award under the Plan, a Participant must have been employed by the Company (i) on a full-time basis during the Plan Year and (ii) on the date of any payment under the Plan, except as otherwise provided for in this Plan or when such requirement is waived by the Administrator.

a.              New Hire/Rehire — A Participant whose employment with the Company began during the Plan Year shall be eligible for an award on a pro-rata basis, provided the Administrator has approved participation and other conditions of the Plan are satisfied.  An award will be pro-rated based upon the number of calendar days the Participant was employed in an eligible position during the Plan Year.  In the case of rehires, there shall be no credit for prior service, unless otherwise approved in writing by the Administrator.

b.              Leave of Absence — A Participant who is absent from full-time employment with the Company for more than thirteen (13) consecutive weeks of the Plan Year shall not be eligible for payment under the Plan, unless the Administrator approves participation in writing.

c.               Promotion — If a Participant is promoted to an eligible position or from one eligible position to another eligible position (with a higher award potential) during the Plan Year, a pro-rated award will be calculated by factoring the number of calendar days in each eligible position and considering the Target Incentive, Plan Objectives, metrics and weights applicable during the Participant’s tenure in each position.

d.              Demotion — If a Participant is demoted from an eligible position during the Plan Year, such Participant shall be deemed ineligible for receipt of any payments under the Plan, unless otherwise approved in writing by the Administrator.

e.               Removal from Plan — A Participant may be removed from the Plan or an award adjusted, including elimination of any right to an award under the Plan, for insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the Plan Year or prior to payment.

f.                Termination Without Cause by Company/With Good Reason by Participant — In the event a Participant is terminated without cause by the Company or for good reason by the Participant, as defined in the Participant’s employment agreement, any amount that would have been due the Participant absent his/her termination shall be paid on a pro-rata basis based on the number of calendar days the Participant was employed during the Plan Year.  Payment shall be made  according to the terms of the Plan and the requirement that the Participant be an employee on that date of payment shall be waived.

IV.       INCENTIVE AWARD

The Board shall establish the objectives (each a “Plan Objective”) that must be achieved for a Participant to receive payment of all or a portion of his/her target incentive amount, which amount is the product of the Participant’s annual salary and an established percentage (“Target Incentive”), also established by the Board.

Payments under the Plan, if any, shall be made to a Participant upon certification by the President that such payments are authorized by the Administrator and all applicable criteria have been satisfied.  Payments shall be made as soon as practicable after approval and availability of the Company’s final audited Plan Year financial statements, but in any event will be made by March 15, 2014.

V.            PLAN OBJECTIVES

Plan Objectives fall into one of three categories:  a) Financial (80% of Target Incentive), b) Health and Safety (10% of Target Incentive), and c) Compliance (10% of Target Incentive).  Plan Objectives are independent and mutually exclusive from each other, so that the applicable percentage of the Target Incentive may be earned if one Plan Objective is met, even if the threshold performance is not met for another Plan Objective.

a.              Financial — The Financial Plan Objective is based on the Plan Year’s actual consolidated operating income before Plan expenses. The target amount is set and approved by the Board (“Operating Income Target”).  Achievement will be determined by comparing the Plan Year’s actual financial results (based on audited financial information) to the Operating Income Target.  Achievement of the Operating Income Target will be weighted at 80% of a Participant’s Target Incentive.

The Administrator, in its sole discretion, may include or exclude certain non-recurring or special transactions from calculated operating income for purposes of determining the amount of an award under the Plan.

The portion of a Participant’s Target Incentive he or she may receive based on operating income results (“Finance Target Incentive”) is scalable. For every percentage point achievement over 89% of the Operating Income Target, up to and including 100% (rounded to the nearest percentage), a Participant shall earn 9.09% of the respective Finance Target Incentive.  Upon 100% achievement of the Operating Income Target, 100% of the respective Finance Target Incentive shall be available to a Participant.

If the Operating Income Target is exceeded, a Participant shall be eligible for an additional amount, calculated by multiplying the Participant’s annual salary by 1.25% (“Excess Percentage”) for every 1%, or fraction thereof, over the Operating Income Target and the resulting product by the respective Operating Income Target weight (“Additional Finance Incentive”). The Additional Finance Incentive is capped at one times the Participant’s Target Incentive.

By way of example only, a Participant with an annual base salary of $200,000 who has a Target Incentive of 40% would receive the following amounts based on various levels of achievement.

EXAMPLE

OPERATING INCOME TARGET

(WEIGHTED 80% OF TARGET INCENTIVE)

Achievement	% of Award	Cumulative	Payout	Achievement	% of Award	Cumulative	Payout
89%	0%	0%	$0	95%	9.09%	54.54%	$34,906
90%	9.09%	9.09%	$5,818	96%	9.09%	63.63%	$40,723
91%	9.09%	18.18%	$11,635	97%	9.09%	72.72%	$46,541
92%	9.09%	27.27%	$17,453	98%	9.09%	81.81%	$52,358
93%	9.09%	36.36%	$23,270	99%	9.09%	90.90%	$58,176
94%	9.09%	45.45%	$29,088	100%	9.10%	100.00%	$64,000

Assuming 95% achievement of the Operating Income Target, the Participant in this example would be entitled to $34,906, calculated as follows:

OPERATING INCOME TARGET
Annual Salary	$200,000
Target Incentive	X 40%
Target Incentive Award	$80,000
Financial Objective Weight	X 80%
Weighted Target Incentive Award	$64,000
Cumulative Award Percent Earned	X 54.54%
Earned Award	$34,906

Assuming instead a 105% achievement of the Operating Income Target, the Participant would be entitled to $74,000, calculated as follows:

OPERATING INCOME TARGET
Annual Salary	$200,000
Target Incentive	X 40%
Target Incentive Award	$80,000
Financial Objective Weight	X 80%
Weighted Target Incentive Award	$64,000
Cumulative Award Percent Earned	X 100%
Earned Award	$64,000

ADDITIONAL FINANCE INCENTIVE
Annual Salary	$200,000
Cumulative Excess Percentage (5 X 1.25%)	X 6.25%
Additional Finance Incentive Award	$12,500
Financial Objective Weight	X 80%
Weighted Additional Finance Incentive Award	$10,000

Finance Target Incentive	$64,000
Additional Finance Incentive	$10,000
Earned Award	$74,000

Assuming instead a 145% achievement of the Operating Income Target, the Participant would be entitled to an Additional Finance Incentive of $80,000 and a total earned amount of $144,000, calculated as follows:

ADDITIONAL FINANCE INCENTIVE
Annual Salary	$200,000
Cumulative Excess Percentage (45 X 1.25%)	X 56.25%
Additional Finance Incentive Award	$112,500
Financial Objective Weight	X 80%
Weighted Additional Finance Incentive Award (Before Cap)	$90,000
Additional Finance Incentive Award Cap (.40 x $200,000)	$(80,000)
Excess Additional Finance Incentive Award Disallowed	$10,000

Finance Target Incentive	$64,000
Additional Finance Incentive	$80,000
Earned Award	$144,000

b.              Health and Safety - The metrics for this Plan Objective are identified below and are weighted cumulatively at 10% of a Participant’s Target Incentive and individually at 2%.  Each metric is independent and mutually exclusive from the other  metrics so that a percentage of the Target Incentive related to Health and Safety may be earned independent of achievement of any other Health and Safety metric or other Plan Objective.

i.               Experience Modification Rating (“EMR”) (2.0% Weight) — The Target Incentive related to EMR shall be earned if the U.S. (1.0% Weight) and Stablex (1.0% Weight) metrics, as set and approved by the Board, are achieved as determined by the President and reviewed by the Administrator. One-half of the Target Incentive related to EMR (1.0%) may be earned if the U.S. or Stablex metric is achieved, even if the other is not achieved.

ii.            OSHA Designation (2.0% Weight) — The Target Incentive related to OSHA designation shall be earned if each of the Company’s operating facilities maintains its OSHA designation (e.g. STAR and SHARP) or other specified designation as determined on December 31, 2012; or takes such action as is required to pursue such a designation.

iii.         Total Case Rate (“TCR”) (2.0% Weight) — The Target Incentive related to TCR shall be earned if the Company-wide metric, as set and approved by the Board, is achieved as determined by the President and reviewed by the Administrator.

iv.        Days Away Restricted Time (“DART”) (2.0% Weight) — The Target Incentive related to DART shall be earned if the Company-wide metric, as set and approved by the Board, is achieved as determined by the President and reviewed by the Administrator.

v.           Lost Time Incident (“LTI”) (2.0% Weight) — The Target Incentive related to LTI shall be earned if the Company-wide metric, as set and approved by the Board, is achieved as determined by the President and reviewed by the Administrator.

c.               Compliance — The metric for this Plan Objective is the avoidance of Notices of Violation or Enforcement with monetary penalties during the Plan Year and is weighted at 10% of a Participant’s Target Incentive.  The Target Incentive related to Compliance (“Compliance Target Incentive”) shall be earned based on a determination by the Administrator, taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under generally accepted accounting principles — “GAAP”) in the Plan Year, severity of the Notices of Violation or Enforcement, regulatory basis for penalty and respective fact patterns.  This metric is independent so that a percentage of the Compliance Target Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

The President will include in each Participant Letter the applicable Target Incentive, Plan Objectives, metrics, weights and such other information as may be determined.

VI.       MISCELLANEOUS

a.              Interests Not Transferable — Any interest of a Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.  Notwithstanding the foregoing, if a Participant dies during the Plan Year, or after the Plan Year and prior to payment of an award, then a pro-rata portion of the award to which the Participant would have been eligible absent death shall be paid to the deceased’s beneficiary, as designated in writing by such Participant (attached hereto as Exhibit A); provided however, that if the deceased Participant has not designated a beneficiary then such amount shall be payable to the deceased Participant’s estate.  Payment shall be based on the number of calendar days the Participant was employed in an eligible position during the Plan Year and shall be made at the time other Participants are paid. The requirement that the Participant be an employee on that date of payment shall be waived.

b.              Withholding Taxes — The Company shall withhold from any amounts payable under the Plan applicable withholding including, but not limited to, federal, state, city and local taxes, FICA and Medicare as shall be legally required.  Additionally, the Company will withhold from any amounts payable under the Plan the applicable contribution for the Participant’s 401(k) Savings and Retirement Plan as defined in the US Ecology, Inc. 401(K) Plan description protected under ERISA.

c.               No Right of Employment — Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

d.              No Representations — The Company does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan.

e.               Section Headings — The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

f.                Severability — In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

g.               Invalidity — If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision shall be reformed so that it is valid, and such invalidity or unenforceability  shall not affect any other provision or part hereof.

h.              Amendment, Modification or Termination — The Administrator reserves the right to unilaterally amend, modify or terminate the Plan at any time as it deems necessary or advisable.

i.                  Applicable Law — Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

j.                 Effect on Other Plans — Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.

k.              Effective Date — The Plan is effective as of January 1, 2013.

EXHIBIT A

BENEFICIARY DESIGNATION

I hereby designate the following person or persons as Beneficiary to receive any management incentive payments due under the attached US Ecology, Inc. 2013 Management Incentive Plan (Executive), effective January 1, 2013, in the event of my death, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name of Individual	Relationship to me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

Provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name of Individual	Relationship to me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

This Beneficiary Designation shall not affect any other beneficiary designation form that I may have on file with US Ecology, Inc. regarding benefits other than that referred to above.

Date

Name

Signature